Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Charter Financial Corporation
We hereby consent to the incorporation by reference in the registration statements (Nos. 333-188268 and 333-194734) on Forms S-8 of our reports, dated December 9, 2016, related to the consolidated statements of financial condition of Charter Financial Corporation and subsidiary as of September 30, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2016, and the effectiveness of internal control over financial reporting as of September 30, 2016, which reports appear in Charter Financial Corporation’s 2016 Annual Report on Form 10-K.
/s/ Dixon Hughes Goodman LLP
December 9, 2016
Atlanta, Georgia